UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported:  April 18, 2003

LOTUS PACIFIC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-24999	52-1947160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Von Karman Avenue, Suite 730, Irvine, CA	92612
(Address of Principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 475-1880

Item 5.  Other Events

On April 18, 2003, Lotus Pacific, Inc., a Delaware corporation (the “Registrant”), purchased 100% of the outstanding membership interests of Opta Systems, LLC, a Delaware limited liability company (“Opta Systems”), from Carmco Investments, LLC, a Connecticut limited liability company (“Carmco”) for approximately $420,000 (plus related transaction fees and expenses), pursuant to an LLC Interest Purchase Agreement by and between Registrant and Carmco (such purchase and sale of the Opta Systems membership interests, the “Opta Purchase”).  Immediately prior to consummating the Opta Purchase, Registrant loaned approximately $6 million to Opta Systems, which funds were used (in addition to a deposit amount of $250,000) by Opta Systems to complete its purchase of substantially all of the assets and assumption of certain of the liabilities of a product line known as “GoVideo” from SONICblue Incorporated, a Delaware corporation (NASDAQ: SBLU), and Sensory Science Corporation, a Delaware corporation and wholly-owned subsidiary of SONICblue, pursuant to an Asset Purchase Agreement dated March 20, 2003 and an order issued by the United States Bankruptcy Court, Northern District of California, San Jose Division on April 9, 2003.  Following the consummation of the above-described transactions, Opta Systems became a wholly-owned operating subsidiary of Registrant.

Forward Looking Statements.  The statements in this Current Report on Form 8-K concerning current management’s expectations are “forward looking statements” within the meaning of Section 27A of the Securities and Exchange Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties.  Any statements contained herein (including, without limitation, statements to the effect that the Company or management “estimates,” “expects,” “intends,” “continues,” “may,” or “will” or statements concerning “potential” or variations thereof or comparable terminology or the negative thereof), that are not statements of historical fact should be construed as forward looking statements.  These forward-looking statements are based on our management’s current views and assumptions.  The Company assumes no obligation to update the information herein or on the Company’s or its subsidiaries’ websites.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS PACIFIC, INC.
(Company)

Date: April 25, 2003	By:	/s/ Yimin Foo
Yimin Foo
Chief Financial Officer